Exhibit 10.2
EXECUTION VERSION
AMENDMENT NO. 2 TO JOINT VENTURE AGREEMENT
This AMENDMENT NO. 2 TO JOINT VENTURE AGREEMENT (this “Amendment”) is made and entered into as of July 5, 2010, by and among (i) SunPower Technology, Ltd., a company organized under the laws of the Cayman Islands (“SPTL”); (ii) AU Optronics Singapore Pte. Ltd., a company organized under the laws of Singapore (“AUO”); (iii) AU Optronics Corporation, a company organized under the laws of Taiwan, R.O.C. (“AUO Taiwan”); and (iv) SunPower Malaysia Manufacturing SDN.BHD., a company organized under the laws of Malaysia (the “JVC”). Capitalized terms used but not defined herein shall have the meanings given to them in the Initial Agreement (as defined below).
RECITALS
A.    The parties hereto are parties to that certain Joint Venture Agreement dated as of May 27, 2010, as amended by that certain Amendment No. 1 to Joint Venture Agreement dated as of June 29, 2010 (the “Initial Agreement”).
B.    The parties hereto desire to enter into this Amendment to memorialize their agreement with respect to the matters referred to herein.
AGREEMENT
NOW THEREFORE, in furtherance of the foregoing premises and in consideration of the mutual covenants and obligations hereinafter set forth, and for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto, intending to be legally bound hereby, do agree as follows:
1.Each reference, whether direct or indirect, in the Initial Agreement to the Initial Agreement (including, without limitation, references to “this Agreement”) shall mean and be a reference to the Initial Agreement, as amended by this Amendment.
2.Section 2.4(b)(i) of the Initial Agreement is hereby deleted in its entirety and replaced with the following:
“(i)    SPTL shall cause to be contributed to the JVC cash contributions in an aggregate amount equal to RM45,000,000 (less RM750,000, which represents the aggregate amount of cash contributed by SPTL to the JVC prior to the date of this Agreement) plus $335,000,000, with an initial portion of such contributions being paid to the JVC prior to the Closing Date and the remaining portions paid to the JVC over time, in each case in the amounts and on the dates mutually agreed in writing by the JVC and the Shareholders (as may be adjusted and amended from time to time by mutual written agreement of both Shareholders, and in no event may the total cash contribution made by SPTL pursuant to this Section 2.4(b)(i) exceed $350,000,000);”
3.Section 2.4(c)(i) of the Initial Agreement is hereby deleted in its entirety and replaced with the following:
“(i)    AUO shall cause to be contributed to the JVC cash contributions in an aggregate amount equal to RM45,000,000 plus $335,000,000, with such contributions being paid to the JVC over time, in each case in the amounts and on the dates mutually agreed in writing by the JVC and the Shareholders (as may be adjusted and amended from time to time by mutual written agreement of both Shareholders, and in no event may the total cash contribution made by AUO pursuant to this Section 2.4(c)(i) exceed $350,000,000);”
4.Each party hereto hereby represents to the other parties hereto that, to the extent applicable, (i) all action on the part of such representing party, its officers, directors, partners and securityholders necessary for the authorization, execution, delivery and performance of all obligations under this Amendment has been taken, (ii) this Amendment constitutes a valid and legally binding obligation of such representing party, enforceable in accordance with its terms, subject to applicable bankruptcy, insolvency, reorganization, moratorium and similar laws affecting creditors' rights and remedies generally, and subject as to enforceability to general principles of equity, and (iii) the execution, delivery and performance of this Amendment will not result in any violation of, be in conflict with, or constitute a default under, with or without the passage of time or the giving of notice, any provision of such representing party's organizational documents, in each case as amended through the date hereof.
5.Except as expressly modified by this Amendment, the Initial Agreement shall remain in full force and effect in accordance with its terms. To the extent that there are any inconsistencies or ambiguities between this Amendment and the Initial Agreement, the terms of this Amendment shall supersede the Initial Agreement.
6.This Amendment shall not be modified, amended, canceled or altered in any way, and may not be modified by custom, usage of trade or course of dealing, except by an instrument in writing signed by all of the parties hereto. All amendments or modifications of this Amendment shall be binding upon the parties hereto despite any lack of consideration so long as the same shall be in writing and executed by the parties hereto.
7. This Amendment and all disputes arising out of or in connection with this Amendment shall be governed by, interpreted under, and construed and enforceable in accordance with, the laws of the State of California, without regard to conflicts of laws principles. Any disputes incapable of being resolved by mutual agreement of the parties hereto shall be handled in accordance with Section 18.2 (Arbitration) of the Initial Agreement; provided, however, that the JVC may not take any action with respect to any such disputes or arbitration or settlement thereof without the written consent of both SPTL and AUO.
8. This Amendment may be executed simultaneously in any number of counterparts, each of which shall be deemed an original but all of which together shall constitute one and the same instrument.

[Signatures follow]

IN WITNESS WHEREOF, the Parties have caused this Amendment No. 2 to Joint Venture Agreement to be executed by their respective duly authorized signatories as of the day and year first written above.

AU OPTRONICS SINGAPORE PTE. LTD.	AU OPTRONICS CORPORATION

By: /s/ James CP Chen	By: /s/ Lai Juh Chen

Name: James CP Chen	Name: Lai Juh Chen

Title: Director	Title: Chief Executive Officer

SUNPOWER TECHNOLOGY, LTD.	SUNPOWER MALAYSIA MANUFACTURING SDN.BHD.

By: /s/ Thomas H. Werner	By: /s/ Thomas H. Werner

Name: Thomas H. Werner	Name: Thomas H. Werner

Title: Director	Title: Director

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